PROSPECTUS                 Pricing Supplement No. 2742
Dated January 10, 1995     Dated January 30, 1996
PROSPECTUS SUPPLEMENT      Rule 424(b)(3)-Registration Statement
                                 No. 33-60723
Dated January 25, 1995

              GENERAL ELECTRIC CAPITAL CORPORATION
               GLOBAL MEDIUM-TERM NOTES, SERIES A
                (Fixed Rate/Floating Rate Notes)

Trade Date:  January 30, 1996

Settlement Date (Original Issue Date):  February 2, 1996

Maturity Date:  February 2, 1998

Principal Amount (in Specified Currency):  US$100,000,000

Price to Public (Issue Price):  100.00%

Agent's Discount or Commission:  0.053%

Net Proceeds to Issuer (in Specified Currency):  US$99,947,000

Interest Rate:

  The Notes will pay interest at a fixed rate during the period from and including the Original Issue Date set forth above to but excluding February 3, 1997 (the "Fixed Rate Period") as described herein under "Additional Terms--Interest--Fixed Rate Period". Interest will be payable at a floating rate during the period from and including February 3, 1997 to but excluding the Maturity Date as described herein under "Additional Terms-- Interest--Floating Rate Period".

Form of Notes:

  X  DTC registered
  __ non-DTC registered

Repayment, Redemption and Acceleration:

  Optional Repayment Date:  N/A
  Annual Redemption Percentage Reduction:  N/A
  Initial Redemption Date:  N/A
  Initial Redemption Percentage:  N/A

Amortizing Notes:

  Amortization Schedule:  N/A

Indexed Notes:

  Currency Base Rate:  N/A

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO
THEM IN THE PROSPECTUS SUPPLEMENT.

                (Fixed Rate/Floating Rate Notes)
                                             Page 2
                       Pricing Supplement No. 2742
                       Dated January 30, 1996
                       Rule 424(b)(3)-Registration Statement
                                No. 33-60723


Dual Currency Notes:

  Face Amount Currency:  N/A
  Optional Payment Currency:  N/A
  Designated Exchange Rate:  N/A


Additional Terms:

  Interest.

  The following description of the terms of the Notes offered hereby supplements, and to the extent inconsistent with replaces, the description of the general terms and provisions of the Notes set forth in the accompanying Prospectus dated January 10, 1995 and Prospectus Supplement dated January 25, 1995.

* Fixed Rate Period.

  Interest on the Notes is payable at a fixed rate of 5.130% per annum during the period from and including the Original Issue Date set forth above to but excluding February 3, 1997 (the "Fixed Rate Period"). During the Fixed Rate Period, interest will be payable semiannually on March 15, 1996 (with respect to the period from and including the Original Issue Date to but excluding March 15, 1996), on September 15, 1996 and on February 3, 1997 (with respect to the period from and including September 15, 1996 to but excluding February 3, 1997 (each such date, a "Fixed Rate Interest Payment Date"). During the Fixed Rate Period, the amount of interest payable on any Fixed Rate Interest Payment Date will be calculated and paid as described in the Prospectus Supplement under the caption "DESCRIPTION OF NOTES--Fixed Rate Notes".

  Floating Rate Period.

  Interest on the Notes is payable at a floating rate during the period from and including February 3, 1997 to but excluding the Maturity Date (the "Floating Rate Period"). During the Floating Rate Period, interest will be payable quarterly on May 3, 1997, August 3, 1997, November 3, 1997 and February 2, 1998 (with respect to the period from and including November 3, 1997 to but excluding the Maturity Date)(each such date, a Floating Rate Interest Payment Date"). The period from and including a Floating Rate Interest Payment Date to but excluding the next succeeding Floating Rate Interest Payment Date is referred to herein as an "Interest Period". During the Floating Rate Period,

                (Fixed Rate/Floating Rate Notes)
                                             Page 2
                       Pricing Supplement No. 2742
                       Dated January 30, 1996
                       Rule 424(b)(3)-Registration Statement
                                No. 33-60723


  interest will be calculated and paid as described in the Prospectus Supplement under the caption "DESCRIPTION OF NOTES--
  Floating Rate Notes--LIBOR Notes based upon LIBOR (having an
  Index Maturity of three months and an Index Currency of U.S.
  Dollars) less a Spread of 0.05%.

  The interest rate applicable to each Interest Period during the Floating Rate Period will be determined two Business Days prior to the commencement of such period (each such date, an "Interest Determination Date") based upon the interest rate formula set forth in the preceding paragraph. The amount of accrued interest payable on any Floating Rate Interest Payment Date will be determined as described under "DESCRIPTION OF NOTES--Floating Rate Notes" in the accompanying Prospectus Supplement as applicable to Floating Rate Notes with an Interest Rate Basis of LIBOR.

  General.

  At September 30, 1995, the Company had outstanding indebtedness totalling $100.241 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 30, 1995 excluding subordinated notes payable after one year was equal to $99.544 billion.

Plan of Distribution:

  The Notes are being purchased by Deutsche Morgan Grenfell/C.J.
  Lawrence Inc. (the "Underwriter"), as principal, at 100% of the aggregate principal amount less an underwriting discount equal to 0.053% of the principal amount of the Notes.

  The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities
  Act of 1933, as amended.